Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Nuveen Investments, Inc., a Delaware corporation (the “Company”), and Thomas S. Schreier (the “Executive”) is dated as of November 15, 2010. This Agreement is being entered into concurrently with an Asset Purchase Agreement dated the date hereof by and among Windy City Investments Holdings, L.L.C., FAF Advisors, Inc. and US Bancorp. This Agreement shall not become effective unless and until the closing of the acquisition of the Acquired Business contemplated by such Asset Purchase Agreement occurs (the “Effective Date”).

The Company has determined that, upon the Effective Date, because of the unique nature of the Executive’s contemplated services to the Company, it will be in its best interests and those of its shareholders to assure that the Company will have the continued dedication of the Executive. Therefore, in order to accomplish these objectives, the Company desires to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2015 (“Initial Term”); provided, on January 1, 2016 and each January 1 thereafter, the employment period shall be extended for additional one-year periods until the Executive dies or becomes Disabled or either the Company or the Executive delivers a Notice of Non-Renewal at least 60 days before such January 1 (the Initial Term, as so extended, is the “Employment Period”). The Employment Period shall automatically terminate upon any termination of Executive’s employment.

2.                                      Terms of Employment.

(a)                                 Position and Duties. During the Employment Period, (A) the Executive shall serve in the positions set forth on Exhibit A with such authority, duties and responsibilities as are commensurate with such positions and as may be consistent with such positions, reporting to the person or persons set forth on Exhibit A, (B) the Executive’s services shall be performed at the location or locations set forth on Exhibit A and (C) excluding periods of vacation or sick leave, the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company.

(b)                                 Compensation.

(i)                                     Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) not less than the amount set forth on Exhibit A.

(ii)                                  Annual Bonus. For each fiscal year of the Company completed during the Employment Period, the Executive shall be entitled to participate in the Company’s annual incentive cash bonus plan then in effect (the “Annual Bonus”). The Executive’s expected 2010 Annual Bonus and minimum 2011 Annual Bonus are set forth on Exhibit A.

(iii)                          Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee pension, welfare, perquisites, fringe benefit, vacation and other benefit plans, practices, policies and programs generally applicable to the senior executives of the Company, including, as may determined by the Company’s Board of Directors (or appropriate committee), the possible future grant of direct or indirect equity interests in the Company or its subsidiaries.

(iv)                              Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company’s policies for its senior executives as in effect from time to time.

3.                                      Termination of Employment.

(a)                                 Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. “Disability” means the Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Executive’s duties and obligations to the Company or any of its subsidiaries and to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve month period. A Disability shall be determined in the reasonable judgment of either (i) the Board or (ii) the Executive or his or her personal representative or legal guardian, and shall be deemed to have occurred on (x) the date that such party provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or (y) such other date as the parties shall mutually agree (such date, the “Disability Effective Date”).

(b)                                     Cause. The Company may terminate the Executive’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the “Board”) or its representatives, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its affiliates, or (iii) the conviction of a felony or entry of a guilty or nolo contendere plea by the Executive with respect thereto, or (iv) a material breach of Sections 5(a) or 5(b) of this Agreement. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the

Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) after reasonable notice is provided to the Executive and the Executive is given an opportunity (together with separate counsel if the Board requests its counsel to be present), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

(c)                                  Good Reason. The Executive’s employment may be terminated at any time by the Executive for Good Reason by Notice of Termination provided to the Company in accordance with Section 3(c) within 90 days after the Executive becomes aware of such basis for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive (i) any action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, including for this purpose, without limitation, actions that relate to the Executive’s status, offices, titles and reporting relationships and excluding for this purpose any action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement (other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive); (iii) any reduction in the Executive’s Base Salary or Annual Bonus (minimum bonus or target bonus) opportunity (provided, however, that (a) a reduction in Annual Bonus opportunity shall not trigger the application of this clause if (1) it similarly applies to all senior executives of the Company and reflects the Board’s assessment of current or projected reductions in the nature, scope or profitability of the Company as compared to the prior fiscal year, or (2) such reduction is part of an overall modification to the Company’s compensation programs that does not reduce the Executive’s aggregate annual compensation opportunity by more than 15% as compared to the prior fiscal year and (b) the phrase “Annual Bonus opportunity” shall mean the target bonus set for Executive with respect to a fiscal year and shall not be considered to have been reduced merely because the actual Annual Bonus paid to Executive with respect to such year was reduced below such target as part of the Board’s evaluation of Executive’s performance during such year and such evaluation has been conducted in good faith by the Board); (iv) the Company requiring the Executive to be based at any office or location more than 30 miles from that provided in Section 2(a)(B) hereof, provided that reasonable travel required in connection with Executive’s reporting relationships and responsibilities to the Board shall not be deemed a breach hereof; and (v) any failure by the Company to comply with Section 6(b) below.

(d)                                 Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than ninety days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. A Notice of Termination shall also be provided (without a need to reference matters addressed in clauses (i) and (ii) above) in the event of any termination by the Company other than for Cause or by the Executive without Good Reason.

(e)                                  Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company, or if the Executive resigns, the effective date thereof stated in the Notice of Termination or Notice of Non-Renewal, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(f)                                    Effect of Termination. In the event of any termination of employment, except as otherwise agreed by the Company, the Executive shall automatically be deemed to have resigned and shall resign from all positions with the Company and its affiliates as of the Date of Termination.

4.                                      Obligations of the Company upon Termination.

(a)                                 Good Reason; Other Than for Cause. If the Company shall terminate the Executive’s employment other than for Cause (including by delivery of a Notice of Non-Renewal), or if the Executive shall terminate employment for Good Reason and provided (in the case of clauses (i)(B) and (ii)(B) below) that Executive executes and does not revoke a general release of claims in form reasonably satisfactory to the Company:

(i)                                     the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.  the sum of (1) the Executive’s Annual Base Salary through the Date of Termination and the Executive’s Annual Bonus for the prior fiscal year to the extent not theretofore paid, and (2) the product of (x) the Executive’s

Annual Bonus for the prior fiscal year (the “Prior Bonus”), and (y) a fraction, the numerator of which is the number of days in the then-current fiscal year that had elapses up to and including the Date of Termination, and the denominator of which is 365 (the sum of such amounts, the “Accrued Obligations”); and

B.  in lieu of any other severance that may be payable under any other Company benefit plan or policy, the Executive’s Enhanced Severance Amount shown on Exhibit A;

(ii)                                  the Company shall (A) pay or provide any accrued benefits, including accrued and unpaid vacation, and (B) continue, for 18 months after the Executive’s Date of Termination, welfare benefits to the Executive and/or the Executive’s family on terms and conditions substantially equivalent to those provided to other senior executives of the Company and their families at such time; and

(iii)                               any unvested Deferred Restricted Class A Units, Deferred Restricted Incentive Class A Units and any equity opportunities at Nuveen Asset Management that replace any of such units as described on Exhibit A, as well as any other stock options, restricted stock and restricted share units or other equity interests in the Company or its subsidiaries held by Executive or a permitted transferee (whether granted under this Agreement or otherwise) shall vest in accordance with the terms of the Agreement or plan pursuant to which such interests were issued or granted and as set forth on Exhibit A. In addition, any unvested portion of the Special Retention Award specified on Exhibit A shall vest immediately and shall be paid within 30 days after the Date of Termination

(b)                                 Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason at any time (including by delivery of a Notice of Non-Renewal), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clause (1) of Section 4(a)(i)(A) and accrued benefits pursuant to Section 4(a)(ii) above.

(c)                                  Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Executive shall be entitled to the benefits set forth in Section 4(a) above (except that Section 4(a)(i)(B) shall not apply), and this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement. In addition, any unvested portion of the Special Retention Award specified on Exhibit A shall vest immediately and shall be paid within 30 days after Executive’s death or Disability.

(d)                                 Full Discharge. The amounts payable to Executive following termination of the Employment Period or upon or any actual or constructive termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims Executive may have in respect of Executive’s employment by the Company or any Affiliate, and Executive acknowledges that such amounts are fair and reasonable, and Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder.

5.                                      Covenants.

(a)                                 The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except as reasonably necessary in connection with enforcement of the Executive’s right under this Agreement or his defense of any civil or criminal investigation or proceeding.

(b)                                 While employed by the Company or any of its subsidiaries and for eighteen months after the Executive’s termination of employment (the “Restricted Period”), the Executive will not, directly or indirectly, (i) solicit, hire or engage any individual for employment by any person or entity other than the Company or its subsidiaries or hire any person employed by the Company or its subsidiaries if such person was employed by the Company or its subsidiaries within eighteen months of such hire or engagement (provided, however, that the employment of any such person as a result of a response to a general solicitation or advertisement shall not constitute a violation of this clause), or (ii) solicit any client or customer of the Company or its subsidiaries as of the Executive’s Date of Termination for any investment product or service competitive with the products and services of the Company or its subsidiaries, provided that, in the event the Executive’s termination of employment is by Executive for Good Reason or by the Company without Cause, then the covenant in this clause (ii) shall be limited to the clients or customers with whom the Executive had direct contact during the period of his employment with the Company.

(c)                                  During the Restricted Period, Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its subsidiaries or any of their products, services, shareholders, directors, officers or employees. During the Restricted Period, the Company agrees that it shall not make a public statement that is intended to or could reasonably be expected to disparage Executive.

(d)                                 The results and proceeds of Executive’s services to the Company hereunder, including, without limitation, any works of authorship related to the Company resulting from Executive’s services during Executive’s employment with the Company and/or any of its Affiliates and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive shall, from time to time, as may be requested by the Company and at the Company’s sole expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any an all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive’s services to the Company that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This Section 5(d) is subject to, and shall not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its Affiliates being Executive’s employer.

(e)                                  All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive will be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

(f)                                   Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates, that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.

(g)                                  Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all Company-approved expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

(h)                                 The provisions of this Section 5 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive’s employment hereunder.

6.                                      Successors.

(a)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)                              The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.                                      Miscellaneous.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 The term “subsidiary” or “subsidiaries” as used in this Agreement shall refer to any and all direct and/or indirect subsidiaries of the Company.

(c)                                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on

file for the Executive at the

Company.

If to the Company:

Nuveen Investments, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Attention: Chief Executive Officer

With a copy to the Company’s General Counsel at the same address or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)                                 AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(e)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)                                   The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)                                 From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the Executive and the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Thomas S. Schreier
Executive

NUVEEN INVESTMENTS, INC.

By:

/s/ John L. MacCarthy
Title:	EVP

Exhibit A

Executive:  Thomas S. Schreier

Position:  Vice Chairman, Wealth Management, of the Company

Reporting Relationship: reports to the Chief Executive Officer of the Company

Locations: through June 2013, Executive will be located in Minneapolis and provided additional office provided in Chicago at 333 West Wacker Drive, Chicago, Illinois. Thereafter, Executive will be located in Minneapolis or, by mutual agreement of Executive and the Company, Chicago. If the Executive relocates to Chicago, Executive will be provided appropriate relocation assistance and benefits. The Company acknowledges that Executive intends to maintain his residence in Minneapolis but, prior to any relocation to Chicago, may establish a part-time residence in Chicago and travel between the two cities in order to perform the duties of his position. If prior to any relocation to Chicago Executive determines in his sole discretion to establish a part-time residence in Chicago rather than continue to stay in hotels, the Company will either (i) provide Executive a monthly expense reimbursement of $5,500 to cover the cost of housing, food and other household expenses or (ii) lease directly housing for Executive approved by the Executive (or pay lease rental amount on lease entered into by Executive, at Executive’s discretion) for up to $5,500 per month.

Annual Base Salary:  $550,000

2010 Annual Bonus:  To be funded by US Bancorp through closing date in an amount expected to be approximately $1.0 million

Minimum and target 2011 Annual Bonus:  $1,500,000 payable in first quarter of calendar year 2012

Special Retention Award:  $250,000 which will vest and be paid 30% on December 31, 2011; 30% on June 30, 2013; and 40% on December 31, 2014. This is in addition to the retention award granted jointly by US Bancorp and Nuveen Investments pursuant to their Asset Purchase Agreement.

Enhanced Severance Amount:  $2,500,000 — which is in addition to a pro-rata cash bonus (based on prior year) plus salary continuation through termination date

Long-Term Nuveen Investments Equity Opportunities:  Upon commencement of the employment period, Executive will be granted a number of Deferred Restricted Class A Units of Windy City Investments Holdings L.L.C. (“Windy City”) issued by the Company which would produce approximately $9,000,000 of value at a 2x return on the private equity capital invested in the Company on November 13, 2007 and $4,500,000 of value at 1x. Executive will also be granted a number of Deferred Restricted Incentive

Class A Units of Windy City issued by the Company which would produce approximately $3,000,000 value at a 2x return on the private equity capital invested in the Company on November 13, 2007 but no value until the private equity capital invested in the Company is fully recouped at 1x. The terms of these Deferred Restricted Class A Units and Deferred Restricted Incentive Class A Units (including the deferral periods, vesting periods, and performance vesting provisions applicable to 25% of the Deferred Restricted Class A Units) will be the same as the terms of the same type of awards currently being granted to other senior executives of the Company, except that (i) the Deferred Restricted Incentive Class A Units will vest 50% on December 31, 2012 and 50% on December 31, 2014 and (ii) if Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, on or prior to December 31, 2011, then (A) any Deferred Restricted Class A Units that are time vested units and are scheduled to vest on or prior to December 31, 2011 shall vest on Executive’s date of termination of employment instead of being forfeited (and such time vested units scheduled to vest after December 31, 2011 will be forfeited); and (B) any Deferred Restricted Class A Units that are performance vested units that vest from the Executive’s date of termination through February 28, 2012 shall continue to vest on such dates irrespective of the termination of Executive’s employment instead of being forfeited (and no such performance units will vest thereafter). In the event the Effective Date is after December 31, 2010, the time vested Deferred Restricted Class A Units to be granted to Executive which would have vested on December 31, 2010 if the Effective Date was on or prior to December 31, 2010 shall be vested upon issuance. Finally, Executive shall be eligible to participate in any additional equity opportunities as may be granted periodically to senior executives of the Company and a portion of the above-referenced Deferred Restricted Class A Unit equity opportunity may be replaced by a Nuveen Asset Management-specific equity opportunity, to a modest extent of up to 25-33%, should a program be implemented at Nuveen Asset Management, Inc.

Outside Board Participation:  Executive shall be permitted to remain a member of the board of Pinnacle Airlines, Inc., and any of its successors, so long as Executive complies with requisite reporting, disclosure and other requirements of the Company. Executive shall also be permitted to be a board member of non-profit organizations.

Other Terms:  Executive is willing to represent the Company, and its products, as a member and potential Governor of the Investment Company Institute (1CI). Executive will work closely with the board of the Nuveen Funds and may represent the Company at some point as an inside director of the Fund Board. For the purpose of Form ADV, Executive is expected to serve as the Chairman of Nuveen Asset Management, although such designation may change as the business changes and Executive’s role evolves over time.